EXHIBIT 10.3

AMENDED AND RESTATED CANADIAN GUARANTEE AND

SECURITY AGREEMENT

Made as of January 4, 2005

Among

INTEGRIS METALS LTD. and RYERSON TULL CANADA, INC.,

the CANADIAN SUBSIDIARY GUARANTORS party hereto

and

JPMORGAN CHASE BANK, N.A.

as Collateral Agent

EXECUTION COPY

SCHEDULE

Schedule 1	Existing Secured Derivatives Obligations

(i)

- ii -	EXECUTION COPY

EXHIBITS:

Exhibit A	Canadian Security Agreement Supplement

Exhibit B	Perfection Certificate

EXECUTION COPY

AMENDED AND RESTATED CANADIAN GUARANTEE AND

SECURITY AGREEMENT

AGREEMENT dated as of January 4, 2005 among INTEGRIS METALS LTD., RYERSON TULL CANADA, INC. the CANADIAN SUBSIDIARY GUARANTORS party hereto and JPMORGAN CHASE BANK, N.A.(formerly known as JPMorgan Chase Bank) as Collateral Agent.

RECITALS

A. WHEREAS, Ryerson Tull, Inc., Joseph T. Ryerson & Son, Inc., J. M. Tull Metals Company, Inc. (collectively, the “Existing Ryerson Borrowers”), the banks party thereto (the “Existing Ryerson Lenders”), JPMorgan Chase Bank, as administrative agent, security agent and swingline bank, and General Electric Capital Corporation, as syndication agent and security agent are parties to a Credit Agreement dated as of December 20, 2002 (as amended or otherwise modified prior to the date hereof, the “Existing Ryerson Facility”);

B. WHEREAS, Integris Metals, Inc., Integris Metals Ltd. (the “Existing Integris Canadian Borrower”, and together, the “Existing Integris Borrowers”), the lenders party thereto (the “Existing Integris Lenders”), JPMorgan Chase Bank, as general administrative agent and collateral agent, JPMorgan Bank Canada, as Canadian administrative agent, BNP Paribas, as syndication agent, and General Electric Capital Corporation, as documentation agent and co-collateral agent, are parties to a Credit Agreement dated as of August 26, 2002 (as amended or otherwise modified prior to the date hereof, the “Existing Integris Facility”);

C. WHEREAS, the Existing Integris Canadian Borrower, certain of its domestic subsidiaries and JPMorgan Chase Bank, as collateral agent, are parties to a Canadian Guarantee and Security Agreement dated as of August 26, 2002 (as amended or otherwise modified prior to the date hereof, the “Existing Integris Canadian Security Agreement”);

D. WHEREAS, the Existing Integris Canadian Borrower has secured its obligations under the Existing Integris Credit Agreement, and certain other obligations by granting Liens on certain of its assets to the relevant collateral agent;

E. WHEREAS, it was a condition precedent to the extensions of credit under the Existing Integris Facility that (i) the foregoing obligations of the Existing Integris Canadian Borrower be secured and guaranteed as described above and (ii) each guarantee thereof be secured by Liens on assets of the relevant Canadian Subsidiary Guarantor as provided in the Canadian Security Documents;

F. WHEREAS, the parties thereto are amending and restating the Existing Ryerson Facility and the Existing Integris Facility, in each case as provided in the Amended and Restated Credit Agreement dated as of January 4, 2005 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among the Existing Ryerson Borrowers, Ryerson Tull Canada, Inc., as a Canadian Borrower, the Existing Integris Borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as

- 2 -	EXECUTION COPY

general administrative agent, collateral agent and swingline lender, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent and General Electric Capital Corporation, as syndication agent and co-collateral agent;

G. Whereas, it is a condition precedent to the extensions of credit under the Credit Agreement that (i) the obligations of the Canadian Borrowers be secured and guaranteed as described below and (ii) each guarantee thereof be secured by Liens on the assets of the applicable Canadian Borrower and the Canadian Subsidiary Guarantors as provided in the Canadian Security Documents;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Integris Canadian Security Agreement is amended and restated as follows:

SECTION 1. INTERPRETATION

(a)	Terms Defined in Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined in subsection Section 1(b) or Section 1(c) have, as used herein, the respective meanings provided for therein.

(b)	Terms Defined in the PPSA. Terms defined in the PPSA and used herein shall, unless otherwise defined herein, have the same meaning as ascribed to such term in the PPSA, including “Accessions”, “Account”, “Chattel Paper”, “Document of Title”, “Goods”, “Intangible”, “Instruments”, “Money”, “Security”, “financing statement” and “financing change statement”. However, the term “Goods” when used herein shall not include “consumer goods” as that term is defined in the PPSA.

(c)	Additional Definitions. The following additional terms, as used herein, have the following meanings:

(1)	Accounts means with respect to any Canadian Grantor all “accounts,” as such term is defined in the PPSA, now owned or hereafter acquired by such Canadian Grantor and, in any event, shall include all accounts due or accruing due and all agreements, books, accounts receivable, other receivables, book debts, claims and demand of every nature and kind and other forms of monetary obligations (other than forms of monetary obligations evidenced by Chattel Paper, Securities or Instruments) now owned or hereafter received or acquired by or belonging or owing to such Canadian Grantor, whether or not yet earned by performance on the part of such Canadian Grantor and all invoices, letters, documents and papers recording, evidencing or relating thereto.

(2)	Additional Secured Obligations means (a) the Secured Derivative Obligations and (b) all obligations of the Canadian Grantors owed to the Canadian Administrative Agent or any of its Affiliates in respect of cash management services performed by the Canadian Administrative Agent or such Affiliates.

- 3 -	EXECUTION COPY

(3)	Affiliate means, with respect to any Person, (x) any other Person that directly, or indirectly through one or more intermediaries, controls such Person (a “Controlling Person”) or (y) any other Person which is controlled by or is under common control with a Controlling Person. As used herein the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities by contract or otherwise.

(4)	Agreement means this Amended and Restated Canadian Guarantee and Security Agreement.

(5)	Blocked Accounts has the meaning set forth in Section 6.

(6)	Blocked Account Agreement means, with respect to any deposit account of a Canadian Grantor, a blocked account agreement between such Canadian Grantor, each applicable depository bank and the Collateral Agent (or its sub-agent) and otherwise all in form and substance satisfactory to the Collateral Agent.

(7)	Borrowers means, collectively the Company, Joseph T. Ryerson & Son, Inc., J.M. Tull Metals Company, Inc. Integris Metals Inc. or the Canadian Borrowers, as the context may require, and their respective successors and permitted assigns, and “Borrower” means any of the foregoing.

(8)	Canadian Borrowers means, collectively, Integris Metals Ltd., a corporation organized under the laws of Canada and Ryerson Tull Canada, Inc. a corporation organized under the laws of Ontario; and their respective successors and permitted assigns, and “Canadian Borrower” means either of the foregoing.

(9)	Canadian Cash Collateral Account has the meaning set forth in Section 6(b).

(10)	Canadian Collateral and Collateral mean all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Collateral Agent pursuant to the Canadian Security Documents. When used with respect to a specific Canadian Grantor, the terms “Canadian Collateral” and “Collateral” mean all its property on which such a Lien is granted or purports to be granted.

(11)	Canadian Grantor means each of the Canadian Borrowers and the Canadian Subsidiary Guarantors, and “Canadian Grantors” means all of them.

- 4 -	EXECUTION COPY

(12)	Canadian Security Agreement Supplement means a Canadian Security Agreement Supplement, substantially in the form of Exhibit A, signed and delivered to the Collateral Agent for the purpose of adding a Subsidiary of a Canadian Borrower as a party hereto pursuant to Section 14 and/or adding additional property to the Canadian Collateral.

(13)	Canadian Security Documents means this Agreement, the Canadian Security Agreement Supplements, each Canadian Hypothec, the Blocked Account Agreements, and any other applicable guarantee or security document executed by a Canadian Grantor.

(14)	Canadian Subsidiary Guarantor means 1336963 Ontario Inc. and each Canadian Subsidiary of a Canadian Borrower or the Company as of the date hereof and any Canadian Subsidiary of any Canadian Borrower or the Company that shall, at any time after the date hereof, become a “Canadian Subsidiary Guarantor” pursuant to Section 14.

(15)	Canadian Transaction Liens means the Liens granted by the Canadian Grantors under the Canadian Security Documents.

(16)	Collateral Agent means JPMorgan Chase Bank, N.A.(formerly known as JPMorgan Chase Bank), in its capacity as Collateral Agent for the Secured Parties under the Canadian Security Documents, and its successors in such capacity.

(17)	Company means Ryerson Tull, Inc., a Delaware corporation.

(18)	Concentration Accounts has the meaning set forth in Section 6(a).

(19)	Contracts means all contracts for the sale, lease, exchange or other disposition of Inventory by a Canadian Grantor, whether or not performed and whether or not subject to termination upon a contingency or at the option of any party thereto.

(20)	Credit Agreement has the meaning set forth in the recitals hereto.

(21)	Derivative Obligations of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

(22)	Effective Date means (a) with respect to each Canadian Grantor that was a party to the Existing Integris Canadian Security Agreement, the date on

- 5 -	EXECUTION COPY

which it became a party thereto, (b) with respect to Ryerson Tull Canada, Inc. and 1336963 Ontario Inc., the Effective Date as defined in the Credit Agreement and (c) with respect to any Canadian Grantor which becomes a party hereto subsequent to the Effective Date, as defined in the Credit Agreement, the date this Agreement becomes effective with respect to such Canadian Grantor.

(23)	First Secured Derivative Obligations means the Secured Derivative Obligations to the extent (but only to the extent) that they are designated by a Canadian Borrower as “First Secured Derivative Obligations” in accordance with Section 23. For the avoidance of doubt, unless the context otherwise requires, any reference herein to the “amount” or the “principal amount” of a First Secured Derivative Obligation shall refer to then current Mark-to-Market Value of such First Secured Derivative Obligation.

(24)	Inventory means any “inventory”, as such term is defined in the PPSA, now or hereafter owned or acquired by any Canadian Grantor, wherever located, and in any event including inventory, merchandise, Goods and other personal property which are held by or on behalf of any Canadian Grantor for sale or lease or are furnished or are to be furnished under a contract of service, or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Canadian Grantor’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.

(25)	Liquidated Secured Obligation means at any time any Secured Obligation (or portion thereof) that is not an Unliquidated Secured Obligation at such time.

(26)	LLC Interest means a membership interest or similar interest in a limited liability company.

(27)	Mark-to-Market Value means, at any date with respect to any Derivative Obligation, the lesser of (i) the amount that would be payable by the applicable Canadian Borrower if the applicable Derivative Contract were terminated at such time in circumstances in which a Canadian Borrower was the defaulting party, taking into account the effect of any enforceable netting arrangement between the parties to such Derivative Contract with respect to mutual obligations in respect of other Secured Derivative Obligations between such parties and (ii) the amount stated in the applicable Derivative Contract to be the maximum amount which can be asserted as a secured claim against the Canadian Collateral.

(28)	Opinion of Counsel means a written opinion of legal counsel (who may be counsel to a Canadian Grantor or other counsel, in either case approved by the Canadian Administrative Agent, which approval shall not be unreasonably withheld) addressed and delivered to the Collateral Agent.

- 6 -	EXECUTION COPY

(29)	Partnership Interest means a partnership interest, whether general or limited.

(30)	Perfection Certificate means, with respect to any Canadian Grantor, a certificate substantially in the form of Exhibit B, completed and supplemented with the schedules contemplated thereby to the reasonable satisfaction of the Collateral Agent and signed by an authorized officer of such Canadian Grantor.

(31)	Permitted Liens means (i) the Canadian Transaction Liens and (ii) any other Liens on the Canadian Collateral permitted to be created or assumed or to exist pursuant to the Credit Agreement.

(32)	Pledged, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Canadian Collateral at such time. For example, “Pledged Inventory” means Inventory that is included in the Canadian Collateral at such time.

(33)	Post-Petition Interest means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Canadian Grantor (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

(34)	PPSA means the Personal Property Security Act as in effect from time to time in the Province of Ontario; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Canadian Transaction Lien on any Canadian Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security as in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(35)	Proceeds means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Canadian Collateral, including all claims of any Canadian Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Canadian Collateral, any

- 7 -	EXECUTION COPY

condemnation or requisition payments with respect to any Canadian Collateral, including any Proceeds which may be deposited in any bank account (including any Blocked Account) from time to time.

(36)	Receivables means, with respect to any Canadian Grantor, all Accounts owned by it and all other rights, titles or interests which, in accordance with GAAP, would be included in receivables on its balance sheet (including any such Accounts and/or rights, titles or interests that might be characterized as Chattel Paper, Instruments or Intangibles under the PPSA in effect in any jurisdiction), in each case arising from the sale, lease, exchange or other disposition of Inventory by such Canadian Grantor, and all of such Canadian Grantor’s rights to any goods, services or other property related to any of the foregoing (including returned or repossessed goods and unpaid seller’s rights of rescission, replevin, reclamation and rights to stoppage in transit), and all collateral security and supporting obligations of any kind given by any Person with respect to any of the foregoing.

(37)	Related Documents means the Credit Agreement, the Notes, the Swingline Note, the Bankers’ Acceptances, the Acceptance Notes, the Security Documents and the documentation governing the Additional Secured Obligations.

(38)	Release Conditions means the following conditions for releasing all the Secured Canadian Guarantees and terminating all the Canadian Transaction Liens:

(i)	all Commitments under the Credit Agreement shall have expired or been terminated;

(ii)	all Liquidated Secured Obligations shall have been paid in full; and

(iii)	no Unliquidated Secured Obligation shall remain outstanding or such Unliquidated Secured Obligation shall be cash collateralized to an extent and in a manner reasonably satisfactory to each affected Secured Party.

(39)	Required Secured Parties means (i) until such time as the Release Conditions are satisfied with respect to the Credit Agreement and the Secured Loan Obligations, the Required Lenders (and for purposes of a release of all or any substantial portion of the Secured Canadian Guarantees or all or any substantial portion of the Canadian Collateral, all of the Lenders) and (ii) thereafter, the holders of a majority in face amount of the Additional Secured Obligations.

(40)	Second Secured Derivative Obligations means all Secured Derivative Obligations that are not First Secured Derivative Obligations. For the

- 8 -	EXECUTION COPY

avoidance of doubt, unless the context otherwise requires, any reference herein to the “amount” or the “principal amount” of a Second Secured Derivative Obligation shall refer to then current Mark-to-Market Value of such Second Secured Derivative Obligation.

(41)	Secured Agreement, when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of the Canadian Grantors and/or rights of the holder with respect to such Secured Obligation.

(42)	Secured Canadian Guarantee means with respect to each Canadian Grantor its guarantee of the Secured Obligations under Section 2 hereof and/or Section 1 of a Canadian Security Agreement Supplement.

(43)	Secured Derivative Obligations means Derivative Obligations of any Canadian Grantor owing to any Person that was a Lender or Lender Affiliate on the trade date for any such Derivative Obligation, or an assignee of such Person; provided that (i) such Derivative Obligation is entered into in the course of the ordinary business practice of such Canadian Grantor and not for speculative purposes and (ii) such Derivative Obligation has been designated by a Canadian Borrower as an additional Secured Obligation in accordance with Section 23.

(44)	Secured Loan Obligations means all principal of all Canadian Loans outstanding from time to time under the Credit Agreement (including the full face amount of all Bankers’ Acceptances) and all obligations to reimburse LC Disbursements made with respect to Canadian Letters of Credit, all interest (including Post-Petition Interest) and Acceptance Fees thereon and all other amounts now or hereafter payable by the Canadian Borrowers pursuant to the Financing Documents (including their respective Secured Canadian Guarantees).

(45)	Secured Obligations means the Secured Loan Obligations and the Additional Secured Obligations.

(46)	Secured Parties means the holders from time to time of the Secured Obligations and “Secured Party” means any of them as the context may require.

(47)	Sweep Period means (i) each period that begins on the date on which Facility Availability is less than US$50,000,000 and ends on the first day thereafter on which Total Facility Availability has been at least US$55,000,000 for thirty (30) consecutive days and (ii) each period that begins when an Event of Default occurs, and ends when no Event of Default is continuing; provided that, except in the case of a Sweep Period that begins upon the occurrence of any Event of Default described in Section 6.01(a)(i), 6.01(a)(ii) or 6.01(d) of the Credit Agreement with

- 9 -	EXECUTION COPY

respect to any Borrower (which Sweep Period shall commence automatically upon the occurrence of such Event of Default), no Sweep Period shall be deemed to have commenced unless and until either Security Agent shall have so determined and shall have so notified the Canadian Borrowers’ Agent.

(48)	Supporting Obligations means a letter-of-credit right or secondary obligation that supports the payment or performance of an account, chattel paper, a document, an intangible, an instrument or investment property.

(49)	Unliquidated Secured Obligation means, at any time, any Secured Obligation (or portion thereof) that is contingent in nature or unliquidated at such time, including any Secured Obligation that is:
(i)	an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it;

(ii)	any other obligation (including any guarantee) that is contingent in nature at such time; or

(iii)	an obligation to provide collateral to secure any of the foregoing types of obligations.

(d)	Terms Generally. The definitions of terms herein (including those incorporated by reference to the PPSA or to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (v) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

- 10 -	EXECUTION COPY

SECTION 2. GUARANTEES BY CANADIAN GRANTORS.

(a)	Secured Canadian Guarantees. Each Canadian Grantor unconditionally guarantees to the Collateral Agent for the benefit of the Secured Parties the full and punctual payment of each of the Secured Obligations of each other Canadian Grantor when due (whether at stated maturity, upon acceleration or otherwise). If any Canadian Borrower fails to pay any Secured Obligations punctually when due, each other Canadian Grantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in the relevant Secured Agreement.

(b)	Secured Canadian Guarantees Unconditional. The obligations of each Canadian Grantor under its Secured Canadian Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)	any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrower, any other Canadian Grantor or any other Person under any Secured Agreement, by operation of law or otherwise;

(ii)	any modification or amendment of or supplement to any Secured Agreement;

(iii)	any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Borrower, any other Canadian Grantor or any other Person under any Secured Agreement;

(iv)	any change in the corporate existence, structure or ownership of any Borrower, any other Canadian Grantor or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower, any other Canadian Grantor or any other Person or any of their assets or any resulting release or discharge of any obligation of any Borrower, any other Canadian Grantor or any other Person under any Secured Agreement;

(v)	the existence of any claim, set-off or other right that such Canadian Grantor may have at any time against any Borrower, any other Canadian Grantor, any Secured Party or any other Person, whether in connection with the Financing Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

- 11 -	EXECUTION COPY

(vi)	any invalidity or unenforceability relating to or against any Borrower, any other Canadian Grantor or any other Person, for any reason, of any Secured Agreement, or any provision of applicable law or regulation purporting to prohibit the payment of any Secured Obligation by any Borrower, any other Canadian Grantor or any other Person; or

(vii)	any other act or omission to act or delay of any kind by any Borrower, any other Canadian Grantor, any other party to any Secured Agreement, any Secured Party or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause 2(b)(vii), constitute a legal or equitable discharge of or defence to any obligation of any Canadian Grantor hereunder.

(c)	Release of Secured Canadian Guarantees.

(i)	All the Secured Canadian Guarantees will be released when all the Release Conditions are satisfied. If at any time any payment of a Secured Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of any Canadian Borrower or otherwise, the Secured Canadian Guarantees shall be reinstated with respect thereto as though such payment had been due but not made at such time.

(ii)	If all the capital stock of a Canadian Subsidiary Guarantor or all the assets of a Canadian Subsidiary Guarantor are sold to a Person other than a Canadian Borrower or one of its Subsidiaries in a transaction not prohibited by the Credit Agreement (any such sale, a “Sale of Canadian Subsidiary Guarantor”), the Collateral Agent shall promptly release such Canadian Subsidiary Guarantor from its Secured Canadian Guarantee. Such release shall not require the consent of any Secured Party, and the Collateral Agent and any third party shall be fully protected in relying on a certificate of the applicable Canadian Borrower as to whether any particular sale constitutes a Sale of Canadian Subsidiary Guarantor.

(iii)	In addition to any release permitted by Section 2(c)(ii), the Collateral Agent may release any Secured Canadian Guarantee (subject to Section 9.05(b)(iv) of the Credit Agreement) with the prior written consent of the Required Secured Parties.

(d)	Waiver by Canadian Grantors. Each Canadian Grantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other Canadian Grantor or any other Person.

- 12 -	EXECUTION COPY

(e)	Subrogation. Each Canadian Grantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder to be subrogated to the rights of the payee against the relevant Canadian Grantor with respect to such payment or against any direct or indirect security therefor, or otherwise to be reimbursed, indemnified or exonerated by or for the account of the relevant Canadian Grantor in respect thereof, until such time as all the Release Conditions have been satisfied.

(f)	Contribution; Subordination. Each Canadian Grantor (a “Contributing Guarantor”) agrees that, in the event a payment shall be made by any other Canadian Grantor under this Agreement or assets of any other Canadian Grantor shall be sold pursuant to this Agreement to satisfy a claim against the relevant Canadian Grantor or any of its Canadian Subsidiaries (such other Canadian Grantor, the “Claiming Guarantor”) the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor as of December 31, 2003 (or, in the case of any Canadian Grantor becoming a party hereto pursuant to Section 14 after the Effective Date, the end of the fiscal quarter most recently ended before the date of the Canadian Security Agreement Supplement executed and delivered by such Canadian Grantor and the denominator shall be the aggregate of all such amounts (without duplication) for all such Canadian Grantors. All rights of the Canadian Grantors under this Section and any other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.

(g)	Stay of Acceleration. If acceleration of the time for payment of any Secured Obligation by any Canadian Borrower is stayed by reason of the insolvency or receivership of such Canadian Borrower or otherwise, all Secured Obligations otherwise subject to acceleration under the terms of any Secured Agreement shall nonetheless be payable by the Canadian Grantors (other than such Canadian Borrower) hereunder forthwith on demand by the Collateral Agent.

(h)	Right of Set-Off. If any Secured Obligation is not paid promptly when due, each of the Secured Parties and each of their respective Affiliates which is a deposit-taking institution or a subsidiary of such an institution is authorized, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party or Affiliate to or for the credit or the account of any Canadian Grantor against the obligations of such Canadian Grantor under its Secured Canadian Guarantee, irrespective of whether or not such Secured Party shall have made any demand thereunder and although such obligations may be unmatured. The rights of each Secured Party under this subsection are in addition to all other rights and remedies (including other rights of set-off) that such Secured Party may have.

- 13 -	EXECUTION COPY

(i)	Continuing Guarantee. Each Secured Canadian Guarantee is a continuing guarantee, shall be binding on the relevant Canadian Grantor and its successors and assigns, and shall be enforceable by the Collateral Agent. If all or part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights in respect of each Secured Canadian Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

(j)	Payments. Each payment to be made by any Canadian Grantor in respect of any of the Secured Obligations shall be payable in the currency or currencies in which such Secured Obligations are denominated at the office of the Canadian Administrative Agent.

(k)	Taxes. The provisions of Section 8.04 of the Credit Agreement shall apply (as applicable and with such modifications as the circumstances require) to all payments made by any Canadian Grantor hereunder. For greater certainty, in applying sections of the Credit Agreement, references to “Borrower”, “Administrative Agents” and “Lender” shall be read as “Canadian Grantor”, “Collateral Agent” and “Secured Party” respectively.

(l)	Limitation on Obligations of Guarantor. The obligations of each Canadian Grantor under the Secured Canadian Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantee invalid or unenforceable under any laws applicable to such Canadian Grantor.

(m)	Continuation of Liens. For the purpose of clarification, the parties hereto hereby acknowledge, agree and confirm that the Liens and guarantees provided pursuant to the Existing Integris Canadian Security Agreement continue under this Agreement to the extent of the Liens and guarantees described herein and nothing herein or in the Credit Agreement shall be deemed to terminate or release any such Liens or guarantees until such time as so terminated or released in the manner provided for herein.

SECTION 3. GRANT OF CANADIAN TRANSACTION LIENS

(a)	Each Canadian Borrower, in order to secure the Secured Obligations and each other Canadian Grantor in order to secure its Secured Canadian Guarantee, grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all the following property of such Canadian Grantor whether now owned or existing or hereafter acquired or arising and regardless of where located:

(i)	all Inventory;

(ii)	all Receivables;

(iii)	all Contracts;

(iv)	all Blocked Accounts and the Canadian Cash Collateral Accounts;

- 14 -	EXECUTION COPY

(v)	all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Canadian Grantor pertaining to any of its Canadian Collateral; and

(vi)	all other Proceeds of the Canadian Collateral described in the foregoing clauses (i) through (v).

(b)	With respect to each right to payment or performance included in the Canadian Collateral from time to time, the Canadian Transaction Lien granted therein includes a continuing security interest in all right, title and interest of the applicable Canadian Grantor in and to (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(c)	The Canadian Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Canadian Grantor with respect to any of the Canadian Collateral or any transaction in connection therewith.

SECTION 4. GENERAL REPRESENTATIONS AND WARRANTIES

As of the Effective Date and (except as to those particular representations and warranties expressly made only as of the Effective Date) as of the date of each Credit Event under the Credit Agreement, each then-existing Canadian Grantor represents and warrants that:

(a)	Such Canadian Grantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction identified as its jurisdiction of organization in its Perfection Certificate.

(b)	Such Canadian Grantor has good and marketable title to all its Canadian Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Lien other than Permitted Liens.

(c)	Such Canadian Grantor has not performed any acts that might prevent the Collateral Agent from enforcing any of the provisions of the Canadian Security Documents or that would limit the Collateral Agent in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Canadian Collateral owned by such Canadian Grantor is on file or of record in any jurisdiction in Canada in which such filing or recording would be effective to perfect or record a Lien on such Canadian Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to Permitted Liens. After the Effective Date, no Canadian Collateral owned by such Canadian Grantor will be in the possession or under the control of any other Person having a Lien thereon, other than a Permitted Lien.

- 15 -	EXECUTION COPY

(d)	The Canadian Transaction Liens on all Canadian Collateral owned by such Canadian Grantor (i) have been validly created, (ii) will attach (or have attached, in the case of Integris Metals Ltd.) to each item of such Canadian Collateral on the applicable Effective Date (or, if such Canadian Grantor first obtains rights thereto on a later date, on such later date), and (iii) when so attached, will secure all the Secured Obligations.

(e)	Such Canadian Grantor has delivered a Perfection Certificate to the Collateral Agent. The information set forth therein is correct and complete as of the date thereof.

(f)	When PPSA financing statements describing the Canadian Collateral as set forth in such Canadian Grantor’s Perfection Certificate have been filed in the offices specified in such Perfection Certificate, the Canadian Transaction Liens will constitute perfected security interests in the Canadian Collateral owned by such Canadian Grantor to the extent that a security interest therein may be perfected by filing pursuant to the PPSA, prior to all Liens and rights of others therein except Permitted Liens. Except for the filing of such PPSA financing statements, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Canadian Security Documents or is necessary for the validity or enforceability against a Canadian Borrower thereof or for the perfection of the Canadian Transaction Liens pursuant to the applicable PPSA or, except for customary motion or other court proceedings, for the enforcement against a Canadian Borrower of the Canadian Transaction Liens pursuant to the PPSA.

(g)	Such Canadian Grantor has taken, and will continue to take, all actions necessary under the applicable PPSA to perfect its interest in any Receivables purchased or otherwise acquired by it in a transaction subject to the applicable PPSA as against its assignors and creditors of its assignors.

(h)	Such Canadian Grantor’s Canadian Collateral is insured as required by the Credit Agreement.

SECTION 5. FURTHER ASSURANCES; GENERAL COVENANTS

Each Canadian Grantor covenants as follows:

(a)	Such Canadian Grantor will, from time to time, at its own expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action that from time to time may be reasonably necessary or desirable, or that the Collateral Agent may reasonably request, in order to:

(i)	create, preserve, perfect, confirm or validate the Canadian Transaction Liens on such Canadian Grantor’s Canadian Collateral (it being understood that no Canadian Grantor shall be required to

- 16 -	EXECUTION COPY

make filings in the Canadian Intellectual Property Office to perfect the Canadian Transaction Liens on Canadian Collateral comprised of copyrights, unless the Collateral Agent has requested such filings to be made);

(ii)	enable the Collateral Agent and the other Secured Parties to obtain the full benefits of the Canadian Security Documents; or

(iii)	enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Canadian Grantor’s Canadian Collateral;

provided that no Canadian Grantor shall be required to comply with the requirements of the Financial Administration Act (Canada), other similar provincial legislation or equivalent U.S. legislation as amended. To the extent permitted by applicable law, such Canadian Grantor authorizes the Collateral Agent to execute and file such financing statements or continuation statements without such Canadian Grantor’s signature appearing thereon. Such Canadian Grantor constitutes the Collateral Agent its attorney-in-fact to execute and file all filings required or so requested for the foregoing purposes, all such acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all the Canadian Transaction Liens granted by such Canadian Grantor terminate pursuant to Section 13. Each Canadian Grantor will pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto in respect of such Canadian Grantor.

(b)	Such Canadian Grantor will not (i) change its name or corporate structure, (ii) change its principal place of business, chief executive office or domicile (within the meaning of the Quebec Civil Code) or (iii) except with respect to a Permitted Lien, become bound by a security agreement entered into by another Person, unless it shall have given the Collateral Agent prior notice thereof and delivered an Opinion of Counsel or such other documentation with respect thereto in accordance with Section 5(c).

(c)	Before it takes any action contemplated by Section 5(b), such Canadian Grantor, at its own expense, will cause to be delivered to the Collateral Agent an Opinion of Counsel or such other documentation, in each case as either Security Agent may reasonably request, in form and substance reasonably satisfactory to the Security Agents, to the effect that (i) all financing statements and amendments or supplements thereto, continuation statements and other documents required to be filed or recorded in order to perfect and protect (except with respect to Permitted Liens) the Canadian Transaction Liens against all creditors of and purchasers from such Canadian Grantor after it takes such action have been delivered to the appropriate filing office(s) to be filed or recorded in each office necessary for such purpose, (ii) all fees and taxes, if any, payable in connection with such filings or recordations have been paid in full and (iii) except as otherwise agreed

- 17 -	EXECUTION COPY

by the Required Secured Parties, such action will not (except with respect to Permitted Liens) adversely affect the perfection or priority of the Canadian Transaction Lien on any Canadian Collateral to be owned by such Canadian Grantor after it takes such action or the accuracy of such Canadian Grantor’s representations and warranties herein relating to the grant and perfection of a security interest in such Canadian Collateral.

(d)	Except in the ordinary course of business, such Canadian Grantor will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Canadian Collateral provided that such Canadian Grantor may do any of the foregoing unless (i) doing so would violate a covenant in the Credit Agreement or (ii) an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified such Canadian Grantor that its right to do so is terminated, suspended or otherwise limited. Concurrently with any sale or other disposition (except a sale or disposition to another Canadian Grantor or a lease) permitted by the foregoing proviso, the Canadian Transaction Liens on the assets sold or disposed of (but not in any Proceeds arising from such sale or disposition) will cease immediately without any action by the Collateral Agent or any other Secured Party. The Collateral Agent will, at the Canadian Borrowers’ expense, promptly execute and deliver to the relevant Canadian Grantor such documents as such Canadian Grantor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to a Canadian Transaction Lien.

(e)	Such Canadian Grantor will, promptly upon request, provide to the Collateral Agent all information and evidence concerning such Canadian Grantor’s Canadian Collateral that the Collateral Agent may reasonably request from time to time to enable it to enforce the provisions of the Canadian Security Documents.

SECTION 6. CANADIAN CASH COLLATERAL ACCOUNT

(a)	(i) As soon as practicable, but in any event no longer than thirty (30) days following the Effective Date (or such longer period as the Borrowers’ Agent and the Security Agents in the exercise of their reasonable discretion, may agree) each Canadian Grantor shall establish lock box arrangements satisfactory to the Collateral Agent acting reasonably and each Canadian Grantor, which becomes a party to this agreement on or after the date hereof, shall subject all of its lockboxes and the corresponding deposit accounts (collectively, together with all Concentration Accounts, the “Blocked Accounts”) to Blocked Account Agreements, each of which Blocked Account Agreements shall require at all times during the effectiveness thereof, unless otherwise instructed by the Collateral Agent, the transfer, on each of the applicable bank’s business days) of all amounts in the subject blocked account constituting Canadian Collateral to the applicable Concentration Account and (ii) as soon as practicable but in any event no longer than 30 days following the Effective Date (or such longer period as the Borrowers’ Agent and the Security Agents, in the exercise of their reasonable discretion may agree), each Canadian Grantor shall have subjected all of its

- 18 -	EXECUTION COPY

deposit accounts to which Proceeds of Pledged Receivables may be deposited from time to time to Blocked Account Agreements, each of which Blocked Account Agreement shall require at all times during the effectiveness thereof, unless otherwise instructed by the Collateral Agent, the transfer, on each of the applicable bank’s business days, of all amounts in the subject Blocked Accounts constituting Canadian Collateral to a concentration account for deposits in the applicable currency in the name of such Canadian Grantor (collectively, the “Concentration Accounts”). It is understood that the Canadian Borrowers will not be required to subject to Blocked Account Agreements any disbursement account into which Proceeds of Receivables are only deposited after having been deposited to a Concentration Account or a Canadian Cash Collateral Account and applied in accordance with this Section 6.

(b)	If and when required for purposes of this Agreement and the Credit Agreement, the Collateral Agent shall establish, from time to time, a Canadian Dollar denominated account and a Dollar denominated account (each, a “Canadian Cash Collateral Account”), in the name of the Collateral Agent, or its appointee or agent in Canada (including the Canadian Administrative Agent) maintained at a bank or financial institution in Canada acceptable to the Collateral Agent. The Canadian Cash Collateral Accounts shall be under the exclusive control of the Collateral Agent or its appointee or agent, in a manner satisfactory to the Collateral Agent and subject to a Blocked Account Agreement by the time period required in (a) above.

(c)	At all times, the Canadian Grantors shall cause (and each other Canadian Grantor shall take all actions required on its part to cause) to be deposited (on each of the applicable bank’s business days, through daily wire transfers of Canadian Collateral held in the accounts of Canadian Grantor), in the applicable Canadian Cash Collateral Account, promptly upon receipt thereof, all amounts to be deposited with the Collateral Agent or the Canadian Administrative Agent pursuant to the Financing Documents including but not limited to, (x) all payments received in respect of the Pledged Receivables and (y) all other Proceeds of the Canadian Collateral.

(d)	Unless a Sweep Period is continuing or the maturity of the Loans (or other Secured Obligations) shall have been accelerated pursuant to Article 6 of the Credit Agreement (or otherwise) all amounts in the Concentration Accounts shall be withdrawn and be remitted to, or as directed by, the Borrowers’ Agent from time to time, and the Collateral Agent shall withdraw amounts from the Canadian Cash Collateral Accounts and remit such amounts to, or as directed by the Borrowers’ Agent, from time to time.

(e)	During any Sweep Period, and at all times upon the occurrence and during the continuance of an Event of Default, (i) if so instructed by the Collateral Agent, each Canadian Grantor shall deposit, or cause (and each other Canadian Grantor shall take all actions required on its part to cause) to be deposited (through wire transfers on each business day of Canadian Collateral held in the accounts of such

- 19 -	EXECUTION COPY

Canadian Grantor), in the applicable Canadian Cash Collateral Account, promptly all payments received, or to be received, in respect of the Pledged Receivables; (ii) the Collateral Agent, may retain all cash and investments then held in each Canadian Cash Collateral Account, and (iii) all amounts held in the Concentration Accounts shall be withdrawn and remitted to the applicable Canadian Cash Collateral Agent or otherwise directed by the Collateral Agent.

(f)	During any Sweep Period (i) all amounts held in the Canadian Cash Collateral Account shall be applied by the Collateral Agent on each Business Day, to the outstanding principal balance of the Canadian Base Rate Loans and Canadian Prime Rate Loans, or if applicable as provided in Section 12, (ii) following repayment in full of all outstanding Canadian Base Rate Loans and Canadian Prime Rate Loans pursuant to clause (i) any remaining amounts held in the Canadian Cash Collateral Accounts may (x) be applied by the Collateral Agent on each Business Day, to the outstanding principal balance of Euro-Dollar Loans (in forward order of the Interest Periods applicable to such Euro-Dollar Loans, beginning with the Euro-Dollar Loans subject to the shortest Interest Periods) and to the face amount of Bankers’ Acceptances (in forward order of the BA Maturity Dates applicable to such Bankers’ Acceptances, beginning with the Bankers’ Acceptances subject to the earliest BA Maturity Dates) or (y) continue to be held in the Canadian Cash Collateral Accounts to be applied to the outstanding principal balance of Canadian Base Rate Loans and Canadian Prime Rate Loans and, upon expiration of Interest Periods, Euro-Dollar Loans, and, upon the applicable BA Maturity Dates, to the full face amount of Bankers’ Acceptances, in each case at the sole discretion of the Security Agents.

(g)	Funds held in any Canadian Cash Collateral Account may, until withdrawn or required to be applied pursuant hereto, be invested and reinvested in such Liquid Investments as the Borrowers’ Agent shall request from time to time; provided that, if a Sweep Period is continuing, the Collateral Agent may select such Liquid Investments.

(h)	If immediately available cash on deposit in the applicable Canadian Cash Collateral Account is not sufficient to make any distribution or withdrawal to be made pursuant hereto, the Collateral Agent will cause to be liquidated, as promptly as practicable, such investments held in or credited to the Canadian Cash Collateral Account as shall be required to obtain sufficient cash to make such distribution or withdrawal and, notwithstanding any other provision hereof, such distribution or withdrawal shall not be made until such liquidation has taken place.

(i)	1336963 Ontario Inc. represents and warrants that it is a holding company and agrees that it does not, and shall not in future, own any operating assets or maintain any deposit account to which Proceeds of Pledged Receivables may be deposited, unless it shall have first notified the Security Agents of such matters and complied with the remaining provisions of this Section 6 as of the date that it acquires such operating assets or deposit accounts (and for the purposes of compliance with Section 6, such date shall be deemed to be the “Effective Date” in relation to 1336963 Ontario Inc.).

- 20 -	EXECUTION COPY

SECTION 7. REMEDIES UPON EVENT OF DEFAULT

(a)	If an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Canadian Security Documents.

(b)	Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the applicable PPSA with respect to any Canadian Collateral and (ii) in addition, if an Event of Default shall have occurred and be continuing, the Collateral Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, withdraw all cash held in the Canadian Cash Collateral Accounts and apply such cash as provided in Section 8 and, if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell, lease, license or otherwise dispose of the Canadian Collateral or any part thereof. Notice of any such sale or other disposition shall be given to the relevant Canadian Grantor(s) as required by Section 8.

(c)	If an Event of Default shall have occurred and be continuing, the Collateral Agent may appoint or reappoint by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of a Canadian Grantor or not, to be an interim receiver, receiver or receivers (hereinafter called a “Receiver”, which term when used herein shall include a receiver and manager) of such Canadian Collateral (including any interest, income or profits therefrom) and may remove any Receiver so appointed and appoint another in his/her/its stead. Any such Receiver shall, to the extent permitted by applicable law, so far as concerns responsibility for his/her/its acts, be deemed the agent of the Canadian Grantor and not of the Collateral Agent, and the Collateral Agent shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or his/her/its servants, agents or employees. Subject to the provisions of the instrument appointing him/her/it, any such Receiver shall (i) have such powers as have been granted to the Collateral Agent under subsection (a) and (b) above, and (ii) shall be entitled to exercise such powers at any time that such powers would otherwise be exercisable by the Collateral Agent under subsection (a) and (b) above, as applicable, which powers shall include the power to take possession of the Canadian Collateral, to preserve the Canadian Collateral or its value, to carry on or concur in carrying on all or any part of the business of Canadian Grantor and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of the Canadian Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the Canadian Grantor, enter upon, use and occupy all premises owned or occupied by the Canadian Grantor wherein the Canadian Collateral may be situate, maintain the Canadian Collateral upon such

- 21 -	EXECUTION COPY

premises, borrow money on a secured or unsecured basis and use the Canadian Collateral directly in carrying on the Canadian Grantor’s business or as security for loans or advances to enable the Receiver to carry on the Canadian Grantor’s business or otherwise, as such Receiver shall, in its reasonable discretion, determine. Except as may be otherwise directed by the Collateral Agent, all money received from time to time by such Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to the Collateral Agent, and any surplus shall be applied in accordance with applicable law. Every such Receiver may, in the discretion of the Collateral Agent, be vested with all or any of the rights and powers of the Collateral Agent.

SECTION 8. APPLICATION OF PROCEEDS

(a)	If an Event of Default shall have occurred and be continuing, the Collateral Agent may apply the proceeds of any sale or other disposition of all or any part of the Canadian Collateral, in the following order of priorities:

(i)	first, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection with the Canadian Security Documents, and any other amounts then due and payable to the Collateral Agent pursuant to Section 9 or to the Agents pursuant to the Credit Agreement;

(ii)	second, to pay the unpaid principal of the Secured Obligations (other than Second Secured Derivative Obligations) rateably (or provide for the payment thereof pursuant to Section 8(b)), until payment in full of the principal of all Secured Obligations (other than Second Secured Derivative Obligations) shall have been made (or so provided for);

(iii)	third, to pay rateably all interest (including Post-Petition Interest) and all facility and other fees payable under the Related Documents (other than any relating to Second Secured Derivative Obligations), until payment in full of all such interest and fees shall have been made;

(iv)	fourth, to pay all other Secured Obligations (other than Second Secured Derivative Obligations) rateably (or provide for the payment thereof pursuant to Section 8(b)), until payment in full of all such other Secured Obligations (other than Second Secured Derivative Obligations) shall have been made (or so provided for); and

(v)	fifth; to pay rateably all Second Secured Derivative Obligations (or provide payment therefore pursuant to Section 8(b)) until payment in full of such Second Secured Derivative Obligation shall have been made (or so provided for):

- 22 -	EXECUTION COPY

(vi)	finally, to pay to the relevant Canadian Grantor, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Canadian Collateral owned by it provided that Canadian Collateral owned by a Canadian Grantor and any Proceeds thereof shall be applied pursuant to the foregoing clauses first, second, third, fourth and fifth only to the extent permitted by the limitation in Section 2(l). The Collateral Agent may make such distributions hereunder in cash or in kind or, on a rateable basis, in any combination thereof.

Notwithstanding anything to the contrary herein, the parties hereto agree that the unpaid principal (i.e., the Mark-to-Market Value) of the First Secured Derivative Obligations shall be paid, ratably with the unpaid principal of other Secured Obligations (other than Second Secured Derivative Obligations), pursuant to clause second above; provided that if on the date of any application of cash or proceeds in accordance with this Section 8(a), the aggregate Mark-to-Market Value of First Secured Derivative Obligations exceeds an amount equal to the difference of US$50,000,000 less the aggregate Mark-to-Market Value of (A) all First Secured Derivative Obligations previously paid pursuant to this Section 8(a) plus (B) all First Secured Derivative Obligations (as defined in the U.S. Security Agreement) previously paid or to be paid on such date pursuant to Section 8(a) of the U.S. Security Agreement (such difference, the “Available Derivative Amount” at such date), then: (x) the Secured Obligations payable pursuant to clause second above shall include the Mark-to-Market Value of First Secured Derivative Obligations in an aggregate amount equal to the Available Derivative Amount at such date (which Available Derivative Amount shall represent and be comprised of a ratable portion (the “Permitted Ratable Portion”) of the Mark-to-Market Value of each First Secured Derivative Obligation), and (y) the portion of the Mark-to-Market Value of each First Secured Derivative Obligation that is in excess of the Permitted Ratable Portion referred to in clause (x) above (and is therefore not paid ratably with the unpaid principal of Secured Obligations pursuant to clause second above) shall, for all purposes of this Section 8(a), be treated as and deemed to be unpaid principal of a Second Secured Derivative Obligation, and shall be paid, ratably with the unpaid principal of all other Second Secured Derivative Obligations, pursuant to clause fifth above.

(b)

If at any time any portion of any monies collected or received by the Collateral Agent would, but for the provisions of this Section 8(b), be payable pursuant to Section 8(a) in respect of an Unliquidated Secured Obligation, the Collateral Agent shall not apply any monies to pay such Unliquidated Secured Obligation but instead shall request the holder thereof, at least ten (10) days before each proposed distribution hereunder, to notify the Collateral Agent as to the maximum amount of such Unliquidated Secured Obligation if then ascertainable (e.g., in the case of a letter of credit, the maximum amount available for subsequent drawings

- 23 -	EXECUTION COPY

thereunder). If the holder of such Unliquidated Secured Obligation does not notify the Collateral Agent of the maximum ascertainable amount thereof at least two (2) Business Days before such distribution, such Unliquidated Secured Obligation will not be entitled to share in such distribution. If such holder does so notify the Collateral Agent as to the maximum ascertainable amount thereof, the Collateral Agent will allocate to such holder a portion of the monies to be distributed in such distribution, calculated as if such Unliquidated Secured Obligation were outstanding in such maximum ascertainable amount. However, the Collateral Agent will not apply such portion of such monies to pay such Unliquidated Secured Obligation, but instead will hold such monies or invest such monies in Liquid Investments. All such monies and Liquid Investments and all proceeds thereof will constitute Canadian Collateral hereunder, but will be subject to distribution in accordance with this Section 8(b) rather than Section 8(a). The Collateral Agent will hold all such monies and Liquid Investments and the net proceeds thereof in trust until all or part of such Unliquidated Secured Obligation becomes a Liquidated Secured Obligation, whereupon the Collateral Agent at the request of the relevant Secured Party will apply the amount so held in trust to pay such Liquidated Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to the same clause of Section 8(a) (i.e., clause second, fourth or fifth) were not paid in full, the Collateral Agent will apply the amount so held in trust to pay the same percentage of such Liquidated Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to the same clause of Section 8(a). If (i) the holder of such Unliquidated Secured Obligation shall advise the Collateral Agent that no portion thereof remains in the category of an Unliquidated Secured Obligation and (ii) the Collateral Agent still holds any amount held in trust pursuant to this Section 8(b) in respect of such Unliquidated Secured Obligation (after paying all amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Liquidated Secured Obligations), such remaining amount will be applied by the Collateral Agent in the order of priorities set forth in Section 8(a).

(c)	In making the payments and allocations required by this Section, the Collateral Agent may rely upon information supplied to it pursuant to Section 12(g). All distributions made by the Collateral Agent pursuant to this Section shall be final (except in the event of manifest error) and the Collateral Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

(d)	To the extent that Proceeds to be applied to repay Secured Obligations in accordance with any provision of this Agreement are denominated in a currency (the “First Currency”) different from the currency in which the applicable Secured Obligations are denominated (the “Second Currency”), the Collateral Agent may convert any Proceeds denominated in the First Currency to the Second Currency at the Spot Rate as determined by the Collateral Agent on the date of such payment, for the purposes of giving effect to any payment permitted under this Agreement.

- 24 -	EXECUTION COPY

SECTION 9. FEES AND EXPENSES; INDEMNIFICATION

(a)	Each Canadian Grantor will forthwith upon demand pay to the Collateral Agent:

(i)	the amount of any taxes that the Collateral Agent may have been required to pay by reason of the Canadian Transaction Liens on such Canadian Grantor’s Collateral or to free any Canadian Collateral of such Canadian Grantor from any other Lien thereon (other than Permitted Liens);

(ii)	the amount of any and all reasonable out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Collateral Agent may incur in connection with (x) the administration or enforcement of the Canadian Security Documents, including such expenses as are incurred to preserve the value of the Canadian Collateral or the validity, perfection, rank or value of any Canadian Transaction Lien, (y) the collection, sale or other disposition of any Canadian Collateral or (z) the exercise by the Collateral Agent of any of its rights or powers under the Canadian Security Documents in each case with respect to such Canadian Grantor.

(iii)	the amount of any fees that such Canadian Grantor shall have agreed in writing to pay to the Collateral Agent and that shall have become due and payable in accordance with such written agreement; and

(iv)	the amount required to indemnify the Collateral Agent for, or hold it harmless and defend it against, any loss, liability or expense (including the reasonable fees and expenses of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Collateral Agent in connection with the Canadian Security Documents with respect to such Canadian Grantor except to the extent that such loss, liability or expense arises from the Collateral Agent’s gross negligence or wilful misconduct or a breach of any duty that the Collateral Agent has under this Agreement (after giving effect to Section 11 and Section 12).

Any such amount not paid to the Collateral Agent on demand will bear interest for each day thereafter until paid at a rate per annum equal to the sum of (i) (A) in the case of amounts denominated in Dollars the rate applicable to Canadian Base Rate Loans for such day or (B) in the case of amounts denominated in Canadian Dollars, the rate applicable to Canadian Prime Rate Loans, plus (ii) as to any such amounts not paid within ten (10) Business Days of demand therefore, 2% per annum.

- 25 -	EXECUTION COPY

(b)	If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction with respect to any Canadian Grantor provided for in the Canadian Security Documents, the Canadian Grantor will pay such tax and provide any required tax stamps to the Collateral Agent or as otherwise required by law.

SECTION 10. AUTHORITY TO ADMINISTER CANADIAN COLLATERAL

Each Canadian Grantor irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of such Canadian Grantor any Secured Party or otherwise for the sole use and benefit of the Secured Parties, but at the Canadian Borrowers’ expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Canadian Collateral, as applicable (to the extent necessary to pay the Secured Obligations in full):

(a)	to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b)	to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c)	to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and

(d)	to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Canadian Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent will give the relevant Canadian Grantor at least ten (10) days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information required by the applicable PPSA, (ii) be authenticated and (iii) be sent to the parties required to be notified pursuant to the applicable PPSA; provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the applicable PPSA.

SECTION 11. LIMITATION ON DUTY IN RESPECT OF CANADIAN COLLATERAL

Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Canadian Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Canadian Collateral in its possession or control if such Canadian Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible

- 26 -	EXECUTION COPY

for any loss or damage to any Canadian Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith or by reason of any act or omission by the Collateral Agent pursuant to instructions from the General Administrative Agent or the Security Agents except to the extent that such liability arises from the Collateral Agent’s, or such sub-agent’s or bailee’s, gross negligence or wilful misconduct.

SECTION 12. GENERAL PROVISIONS CONCERNING THE COLLATERAL AGENT

(a)	Authority. The Collateral Agent is authorized to take such actions and to exercise such powers as are delegated to the Collateral Agent by the terms of the Canadian Security Documents, together with such actions and powers as are reasonably incidental thereto.

(b)	Co-ordination with Collateral Agent. To the extent requested to do so by any Secured Party, the Collateral Agent will promptly notify such Secured Party of each notice or other communication received by the Collateral Agent hereunder and/or deliver a copy thereof to such Secured Party. As to any matters not expressly provided for herein (including (i) the timing and methods of realization upon the Canadian Collateral and (ii) the exercise of any power that the Collateral Agent may, but is not expressly required to, exercise under any Security Document), the Collateral Agent shall act or refrain from acting in accordance with written instructions from the Required Secured Parties or, in the absence of such instructions, in accordance with its discretion (subject to the following provisions of this Section).

(c)	Rights and Powers as a Secured Party. The Person serving as the Collateral Agent shall, in its capacity as a Secured Party, have the same rights and powers as any other Secured Party and may exercise the same as though it were not the Collateral Agent. Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Canadian Borrowers, any of their Subsidiaries or their respective Affiliates as if it were not the Collateral Agent hereunder.

(d)

Limited Duties and Responsibilities. The Collateral Agent shall not have any duties or obligations under the Canadian Security Documents except those expressly set forth therein. Without limiting the generality of the foregoing, (i) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Canadian Security Documents that the Collateral Agent is required in writing to exercise by the Required Secured Parties, and (iii) except as expressly set forth in the Canadian Security Documents, the Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Canadian Borrowers or any of their Subsidiaries that is communicated to or obtained by the bank serving as Collateral

- 27 -	EXECUTION COPY

Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Secured Parties or in the absence of its own gross negligence or wilful misconduct. The Collateral Agent shall not be responsible for the existence, genuineness or value of any Canadian Collateral or, for the validity, perfection, priority or enforceability of any Canadian Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Canadian Security Documents. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Collateral Agent by a Borrower or the Borrowers’ Agent or a Secured Party, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with any Canadian Security Document, (w) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Canadian Security Document, (y) the validity, enforceability, effectiveness or genuineness of any Canadian Security Document or any other agreement, instrument or document, or (z) the satisfaction of any condition set forth in any Canadian Security Document.

(e)	Authority to Rely on Certain Writings, Statements and Advice. The Collateral Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Canadian Borrowers or any of their Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountant or expert. The Collateral Agent may rely conclusively on advice from the Canadian Administrative Agent as to whether at any time (i) an Event of Default under the Credit Agreement has occurred and is continuing, (ii) the maturity of the Loans has been accelerated or (iii) any proposed action is permitted or required by the Credit Agreement.

(f)	Sub-Agents and Related Parties. The Collateral Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Collateral Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 11 and this Section 12 shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.

(g)	Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Canadian Security Documents, including determining the amounts

- 28 -	EXECUTION COPY

of the Secured Obligations and whether a Secured Obligation is an Unliquidated Secured Obligation or not, or whether any action has been taken under any Secured Agreement, the Collateral Agent will be entitled to rely on information from (i) the Canadian Administrative Agent for information as to the Lenders, either Administrative Agent, the Security Agents or the Collateral Agent, their Secured Obligations and actions taken by them, (ii) any Secured Party (or any trustee, agent or similar representative designated pursuant to subsection (f) to supply such information) for information as to its Secured Obligations and actions taken by it, to the extent that the Collateral Agent has not obtained such information from the foregoing sources and (iii) the Borrowers’ Agent, to the extent that the Collateral Agent has not obtained information from the foregoing sources.

(h)	Notice to Secured Parties. Within two (2) Business Days after it receives or sends any notice referred to in this subsection, the Collateral Agent shall send to the Administrative Agents and each Secured Party requesting notice thereof, copies of any notice given by the Collateral Agent to any Canadian Grantor, or received by it from any Canadian Grantor, pursuant to Sections 7, 8, 10, 12(j) or 13; provided that such Secured Party has, at least five (5) Business Days prior thereto, delivered to the Collateral Agent a written notice (i) stating that it holds one or more Secured Obligations and wishes to receive copies of such notices and (ii) setting forth its address, facsimile number and e-mail address to which copies of such notices should be sent.

(i)	Collateral Agent May Refuse to Act. The Collateral Agent may refuse to act on any notice, consent, direction or instruction from the Canadian Administrative Agent, the Security Agents or any Secured Parties or any agent, trustee or similar representative thereof that, in the Collateral Agent’s opinion, (i) is contrary to law or the provisions of any Canadian Security Document, (ii) may expose the Collateral Agent to liability (unless the Collateral Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave, or instructed the Canadian Administrative Agent or the Security Agents to give, such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

(j)

Resignation; Successor Collateral Agent. Subject to the appointment and acceptance of a successor Collateral Agent as provided in this subsection, the Collateral Agent may resign at any time by notifying the Secured Parties and a Canadian Borrower. Upon any such resignation, General Electric Capital Corporation or an Affiliate thereof (collectively, “GE Capital”) shall (as long as GE Capital is a Lender) have the option to become the successor Collateral Agent, but if it should not exercise such option within 10 days after the resigning Collateral Agent gives notice of its resignation, the Required Secured Parties shall have the right to appoint a successor Collateral Agent. If GE Capital shall not have exercised its option to become a successor Collateral Agent or if no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment, in any case, within thirty (30) days after the retiring

- 29 -	EXECUTION COPY

Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Secured Parties, appoint a successor Collateral Agent which shall be a bank with an office in Canada, or a Canadian Affiliate of any such bank. Upon acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent hereunder, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Canadian Borrowers to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Canadian Borrowers and such successor. After the Collateral Agent’s resignation hereunder, the provisions of this Section and Section 11 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.

(k)	Subject to Section 12(d), the Collateral Agent hereby agrees to be bound by the terms and provisions of all Financing Documents applicable to it.

SECTION 13. TERMINATION OF CANADIAN TRANSACTION LIENS; RELEASE OF CANADIAN COLLATERAL

(a)	The Canadian Transaction Liens granted by each Canadian Grantor shall terminate when its Secured Canadian Guarantee is released pursuant to Section 2(c) (it being understood that, in the case of any Person that continues to be a Canadian Borrower under the Credit Agreement following the release of its Secured Canadian Guarantee, this Section 13(a) shall not apply, and the Canadian Transaction Liens granted by such Person shall remain in effect until terminated in accordance with Section 13(b) or Section 13(c) below).

(b)	The Canadian Transaction Liens and (except for Sections 9, 10 (second proviso), 11, 12, 13(e), 19, 20 and 21) this Agreement shall immediately and automatically terminate when all the Release Conditions are satisfied.

(c)	The Canadian Transaction Liens granted by the relevant Canadian Grantor shall immediately and automatically (without any action by the Collateral Agent or any other Secured Party) terminate upon the sale of such Canadian Collateral to a Person other than a Canadian Grantor in a transaction not prohibited by the Credit Agreement. In each case, such termination shall not require the consent of any Secured Party.

(d)	At any time before the Canadian Transaction Liens terminate, the Collateral Agent may, at the written request of the Canadian Borrower’s Agent, release any Canadian Collateral (subject to Section 9.05(b)(iv) of the Credit Agreement) with the prior written consent of the Required Secured Parties.

- 30 -	EXECUTION COPY

(e)	Upon any termination of a Canadian Transaction Lien or release of Canadian Collateral, the Collateral Agent will, at the expense of the relevant Canadian Grantor, execute and deliver to such Canadian Grantor such documents as such Canadian Grantor shall reasonably request to evidence the termination of such Canadian Transaction Lien or the release of such Canadian Collateral, as the case may be.

SECTION 14. CANADIAN SUBSIDIARY GUARANTORS

(a)	Each of the Canadian Borrowers hereby represents and warrants that the Canadian Subsidiary Guarantors listed on the signatures pages hereof represent all the Canadian Subsidiaries (other than Immaterial Subsidiaries) of the Company as of the date hereof.

(b)	If any additional Canadian Subsidiary (other than an Immaterial Subsidiary) is formed or acquired after the date hereof, the Canadian Borrowers will, within ten Business Days after such Canadian Subsidiary is formed or acquired, notify the Collateral Agent thereof and cause such Canadian Subsidiary to become a party hereto by signing and delivering to the Collateral Agent a Canadian Security Agreement Supplement (together with a Canadian Hypothec, if applicable), whereupon such Canadian Subsidiary shall become a “Canadian Subsidiary Guarantor” and a “Canadian Grantor” as defined herein.

SECTION 15. NOTICES

Each notice, request or other communication given to any party hereunder shall be in writing (which term includes facsimile or other electronic transmission) and shall be effective (i) when delivered to such party at its address specified below, (ii) when sent to such party by facsimile or other electronic transmission, addressed to it at its facsimile number or electronic address specified below, and such party sends back an electronic confirmation of receipt or (iii) ten (10) days after being sent to such party by certified or registered Canada Post mail, addressed to it at its address specified below, with first class or airmail postage prepaid:

(a)	in the case of any Canadian Grantor listed on the signature pages hereof:

c/o Ryerson Tull, Inc.

2621 West 15th Place

Chicago, Illinois 60608

Attention: Vice President - Finance & Treasurer

Facsimile: 773-762-3311

E-mail: terence.rogers@ryersontull.com

(b)	in the case of any other Canadian Grantor, its address, facsimile number or e-mail address set forth in its Canadian Security Agreement Supplement;

- 31 -	EXECUTION COPY

(c)	in the case of the Collateral Agent:

JPMorgan Chase Bank, N.A.

Mining and Metals Group

270 Park Avenue

18th Floor

New York, NY 10017

Attention:     Carlos Morales

Facsimile:      212-270-4724

E-mail:           carlos.morales@jpmorgan.com

and with a copy to:

JP Morgan Chase Bank, N.A.

270 Park Avenue

29th Floor

New York, NY 10017

Attention:     Jason Schick

Facsimile:     212-270-7449

E-mail:           Jason.schick@jpmorgan.com

(d)	in the case of any Lender, to the Collateral Agent to be forwarded to such Lender at its address or facsimile number specified in or pursuant to Section 9.01 of the Credit Agreement; or

(e)	in the case of any Secured Party requesting notice under Section 12(h), such address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the Collateral Agent.

Any party may change its address, facsimile number or e-mail address for purposes of this Section by giving notice of such change to the Collateral Agent and the Canadian Grantors in the manner specified above.

SECTION 16. NO IMPLIED WAIVERS; REMEDIES NOT EXCLUSIVE

No failure by the Collateral Agent or any other Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any other Secured Party of any right or remedy under any Financing Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Financing Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

- 32 -	EXECUTION COPY

SECTION 17. SUCCESSORS AND ASSIGNS

This Agreement is for the benefit of the Collateral Agent and the other Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Canadian Grantors and their respective successors and assigns.

SECTION 18. AMENDMENTS AND WAIVERS

Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the parties hereto, with the consent of the Required Secured Parties. No such waiver, amendment or modification shall affect the rights of a Secured Party (other than a Lender) hereunder more adversely than it affects the comparable rights of the Lenders hereunder, without the consent of such Secured Party.

SECTION 19. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS

(a)	This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

(b)	Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province of Ontario, and any relevant appellate court, in any action or proceeding arising out of or relating to any Financing Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ontario court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Financing Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to any Financing Document against any Canadian Grantor or its properties in the courts of any other jurisdiction.

(c)	Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Financing Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defence of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)	Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 15. Nothing in any Financing Document will affect the right of any party hereto to serve process in any other manner permitted by law.

- 33 -	EXECUTION COPY

SECTION 20. WAIVER OF JURY TRIAL

EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY SECURITY DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 21. SEVERABILITY

If any provision of any Canadian Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Canadian Security Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favour of the Collateral Agent and the other Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

SECTION 22. JUDGMENT CURRENCY

The provisions of Section 2.17 of the Credit Agreement shall apply (with such modifications as the circumstances require) to any judgment payments made by any Canadian Grantor hereunder. For greater certainty, in applying such section of the Credit Agreement, references to “Borrower”, “Administrative Agent” and “Lender” shall be read as “Canadian Grantor”, “Canadian Administrative Agent” and “Secured Party” respectively.

SECTION 23. ADDITIONAL SECURED OBLIGATIONS

(a)

On the Effective Date, any outstanding “Secured Hedging Obligation” under (and as defined in) the Existing Integris Canadian Security Agreement that is identified on Schedule 1 hereto and is owing to a Person who is a Lender or Lender Affiliate on the Effective Date (the “Existing Secured Derivative Obligations”) shall (subject to delivery of the Existing Secured Derivative Certificate described in the immediately succeeding sentence) be deemed to be a Secured Derivative Obligation hereunder. In connection therewith (and as a condition thereto), the Company shall deliver to the Collateral Agent a certificate (an “Existing Secured Derivative Certificate”) to the effect specified in subclauses (i) through (v), and

- 34 -	EXECUTION COPY

clauses (b) and (c), below. Additionally, any Canadian Borrower may from time to time designate (subject to the requirements in clauses (b) and (c) of this Section 23) any Canadian Grantor’s Derivative Obligations as “Secured Derivative Obligations” for purposes hereof by delivering to the Collateral Agent a certificate signed by a Financial Officer of the Company (an “Additional Secured Obligation Certificate”) that:

(i)	identifies such Derivative Obligation and the related written agreement evidencing such Derivative Obligation (the “Derivative Contract”) (including the name and address of the counterparty thereto, the notional principal amount thereof and the expiration date thereof);

(ii)	states that such Derivative Obligation has been entered into in the course of the ordinary business practice of such Canadian Grantor and not for speculative purposes;

(iii)	specifies, as of the date such Derivative Obligation is entered into (or in the case of an Existing Secured Derivative Obligation, as of the Effective Date), and after giving effect to its designation of such Derivative Obligation as a First Secured Derivative Obligation or Second Secured Derivative Obligation hereunder, as the case may be), the aggregate Mark-to-Market Value of all Secured Derivative Obligations then currently designated as “First Secured Derivative Obligations” pursuant to this Section 23;

(iv)	specifies (subject to the requirements of clause (c) below) whether such Derivative Obligation will be designated as a First Secured Derivative Obligation or a Second Secured Derivative Obligation hereunder; and

(v)	states that after giving effect to such designation the Canadian Total Outstanding Amount will not exceed the Canadian Maximum Availability.

(b)

Notwithstanding anything to the contrary herein, no Derivative Obligation (including any Existing Secured Derivative Obligation) shall be designated as a “Secured Derivative Obligation” hereunder unless (and the Company shall certify in the relevant Additional Secured Obligation Certificate or, in the case of clause (ii) below, in the Existing Secured Derivative Certificate, as the case may be, that): (i) at or prior to the time the relevant Derivative Contract was executed, the Canadian Grantor party thereto and the Lender or Lender Affiliate party thereto expressly agreed in writing that such Derivative Obligation would constitute a “Secured Derivative Obligation” entitled to the benefits of the Security Documents and (ii) the Lender or Lender Affiliate party thereto shall have delivered a notice to the Collateral Agent (or, in the case of a Lender Affiliate, an instrument in form and substance satisfactory to the Collateral Agent) to the effect

- 35 -	EXECUTION COPY

set forth in subclause (i) of this clause (b), and acknowledging and agreeing to be bound by the terms of this Agreement (including, without limitation, Section 24 hereof) with respect to such Derivative Obligation.

(c)	Notwithstanding anything to the contrary herein, no Secured Derivative Obligation (including any Existing Secured Derivative Obligation) shall be designated as a First Secured Derivative Obligation hereunder unless (and the Company shall certify in the relevant Additional Secured Obligation Certificate or Existing Secured Derivative Certificate, as the case may be, that): (i) as of the date such Derivative Obligation is entered into (or, in the case of an Existing Secured Derivative Obligation, as of the Effective Date), after giving effect to its designation as a First Secured Derivative Obligation hereunder), the aggregate Mark-to-Market Value of all Secured Derivative Obligations then currently designated as First Secured Derivative Obligations together with all Secured Derivative Obligations (as defined in the U.S. Security Agreement) then currently designated as First Secured Derivative Obligations (as defined in the U.S. Security Agreement) shall not exceed US$50,000,000, and (ii) at or prior to the time the relevant Derivative Contract was executed (or, in the case of any Existing Secured Derivative Obligation, on or prior to the Effective Date), the Canadian Grantor party thereto and the Lender or Lender Affiliate party thereto expressly agreed in writing that such Derivative Obligation would be designated as a First Secured Derivative Obligation entitled to the benefits of the Canadian Security Documents.

SECTION 24. SHARING PROVISIONS

In accepting the benefits of and agreeing to be bound by the provisions of this Agreement, each holder of a Secured Derivative Obligation agrees to be bound by the provisions of Section 9.04 of the Credit Agreement with respect to any payment such holder may receive (whether by exercising any right of set-off or counterclaim or otherwise), as if such holder of a Secured Derivative Obligation were a Lender under Section 9.04, and as if the Mark-to-Market Value of its First Secured Derivative Obligations (if any) were principal then due with respect to a Loan (and Section 9.04 of the Credit Agreement shall apply, mutatis mutandis, to the obligations of the holders of Secured Derivative Obligations under this Agreement).

SECTION 25. COUNTERPARTS

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[This page is intentionally left blank.]

- 36 -	EXECUTION COPY

The parties have executed this Agreement.

INTEGRIS METALS LTD.

By:	/S/ VIRGINIA M. DOWLING
Name:	Virginia M. Dowling
Title:	Secretary

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Vice-President, Finance

RYERSON TULL CANADA, INC.

By:	/S/ VIRGINIA M. DOWLING
Name:	Virginia M. Dowling
Title:	Secretary

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Treasurer

1336963 ONTARIO INC.

By:	/S/ VIRGINIA M. DOWLING
Name:	Virginia M. Dowling
Title:	Secretary

By:	/S/ TERENCE R. ROGERS
Name:	Terence R. Rogers
Title:	Treasurer

- 37 -	EXECUTION COPY

JPMORGAN CHASE BANK, N.A.

By:	/S/ JPMORGAN CHASE BANK, N.A.

EXECUTION COPY

Schedule 1 – Existing Secured Derivatives Obligations

[To be attached].

Exh. - 1

EXECUTION COPY

Exhibit A – Canadian Security Agreement Supplement

Canadian Security Agreement Supplement dated as of             ,             , between [NAME OF Canadian Grantor] (the “Canadian Grantor”) and JPMORGAN CHASE BANK, N.A. (formerly known as JPMorgan Chase Bank), as Collateral Agent.

WHEREAS, Integris Metals Ltd., Ryerson Tull Canada, Inc. (the “Canadian Borrowers”) the Canadian Subsidiary Guarantors party thereto and JPMorgan Chase Bank N.A., as Collateral Agent, are parties to an Amended and Restated Canadian Guarantee and Security Agreement dated as of January 4, 2005 (as heretofore amended and/or supplemented, the “Canadian Security Agreement”) under which the Canadian Borrowers secure certain of their and certain other Canadian Grantors’ obligations (the “Secured Obligations”) and the Canadian Subsidiary Guarantors guarantee the Secured Obligations and secure their respective guarantees thereof;

WHEREAS, the Canadian Grantor [desires to become] [is] a party to the Canadian Security Agreement as a Canadian Subsidiary Guarantor thereunder1; and

WHEREAS, terms defined in the Canadian Security Agreement (or whose definitions are incorporated by reference in Section 1 of the Canadian Security Agreement) and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

(1)	Secured Canadian Guarantee.[2] The Canadian Grantor unconditionally guarantees to the Collateral Agent for the benefit of the Secured Parties, the full and punctual payment of each Secured Obligation when due (whether at stated maturity, upon acceleration or otherwise). The Canadian Grantor acknowledges that, by signing this Canadian Security Agreement Supplement and delivering it to the Collateral Agent, the Canadian Subsidiary Guarantor becomes a “Canadian Subsidiary Guarantor” and “Canadian Grantor” for all purposes of the Canadian Security Agreement and that its obligations under the foregoing Secured Canadian Guarantee are subject to all the provisions of the Canadian Security Agreement (including those set forth in Section 2 thereof) applicable to the obligations of a Canadian Subsidiary Guarantor thereunder.

(2)	Grant of Canadian Transaction Liens.

(a)	In order to secure [its Secured Canadian Guarantee][3] [the Secured Canadian Obligations][4], the Canadian Grantor grants to the Collateral Agent for the benefit

[1]	If the Canadian Grantor is a Canadian Borrower, delete this recital and paragraph (1) hereof.
[2]	Delete this paragraph if the Canadian Grantor is a Canadian Borrower or a Canadian Subsidiary Guarantor that is already a party to the Canadian Security Agreement.
[3]	Delete bracketed words if the Canadian Grantor is a Canadian Borrower.

Exh. A - 1

EXECUTION COPY

of the Secured Parties a continuing security interest in all the following property of the Canadian Grantor, whether now owned or existing or hereafter acquired or arising and regardless of where located (the “New Collateral”):

[describe property being added to the Canadian Collateral]

(b)	With respect to each right to payment or performance included in the New Collateral from time to time, the Canadian Transaction Lien granted therein includes a continuing security interest in all right, title and interest of the Canadian Grantor in and to (A) any Supporting Obligation that supports such payment or performance and (B) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(c)	The foregoing Canadian Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Canadian Grantor with respect to any of the New Collateral or any transaction in connection therewith.

(3)	Party to Security Agreement. Upon delivering this Canadian Security Agreement Supplement to the Collateral Agent, the Canadian Grantor will become a party to the Canadian Security Agreement and will thereafter have all the rights and obligations of a Canadian Subsidiary Guarantor and a Canadian Grantor thereunder and be bound by all the provisions thereof as fully as if the Canadian Grantor were one of the original parties thereto.[5]

(4)	Address of Canadian Grantor. The address, facsimile number and e-mail address of the Canadian Grantor for purposes of Section 15(b) of the Security Agreement are:

[address, facsimile number and e-mail address of Canadian Grantor]

(5)	Representations and Warranties.

(a)	The Canadian Grantor is a [corporation] duly organized, validly existing and in good standing under the laws of [jurisdiction of organization].

(b)	The Canadian Grantor has delivered a Perfection Certificate to the Collateral Agent. The information set forth therein is correct and complete as of the date hereof.

(c)	The execution and delivery of this Canadian Security Agreement Supplement by the Canadian Grantor and the performance by it of its obligations under the Canadian Security Agreement as supplemented hereby are within its corporate or other powers, have been duly authorized by all necessary corporate or other

[4]	Delete bracketed words if the Canadian Grantor is a Canadian Subsidiary Guarantor.
[5]	Delete paragraphs (3) and (4) if the Canadian Grantor is already a party to the Canadian Security Agreement.

Exh. A - 2

EXECUTION COPY

action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of PPSA financing statements and registration of the Canadian Hypothec in the applicable registry offices in Quebec, if applicable, as contemplated by the above Perfection Certificate) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its organizational documents, or agreement, judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any Lien (except a Canadian Transaction Lien) on any of its assets.

(d)	The Canadian Security Agreement as supplemented hereby constitutes a valid and binding agreement of the Canadian Grantor, enforceable in accordance with its terms, except as limited by (A) applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (B) general principles of equity.

(e)	Each of the representations and warranties set forth in Section 4 of the Canadian Security Agreement is true as applied to the Canadian Grantor and the New Collateral. For purposes of the foregoing sentence, references in said Sections to a “Canadian Grantor” shall be deemed to refer to the Canadian Grantor, references to the Schedules to the Canadian Security Agreement shall be deemed to refer to the corresponding Schedules to this Canadian Security Agreement Supplement, references to “Canadian Collateral” shall be deemed to refer to the New Collateral, and references to the “Effective Date” shall be deemed to refer to the date on which the Canadian Grantor signs and delivers this Canadian Security Agreement Supplement.

(6)	Governing Law. This Canadian Security Agreement Supplement shall be construed in accordance with and governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

IN WITNESS WHEREOF, the parties hereto have caused this Canadian Security Agreement Supplement to be duly executed by their respective authorized officers as of the day and year first above written.

[NAME OF CANADIAN GRANTOR]

By:
Name:
Title:

Exh. A - 3

EXECUTION COPY

JPMORGAN CHASE BANK, N.A. as Collateral Agent

By:
Name:
Title:

Exh. A - 4

EXECUTION COPY

Exhibit B – Perfection Certificate

The undersigned is a duly authorized officer of [NAME OF CANADIAN GRANTOR] (the “Canadian Grantor”). With reference to the Canadian Guarantee and Security Agreement dated as of August 26, 2002 and amended and restated as of January 4, 2005 among Integris Metals Ltd., Ryerson Tull Canada, Inc., the Canadian Subsidiary Guarantors party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent (terms defined therein being used herein as therein defined), the undersigned certifies to the Collateral Agent and each other Secured Party as follows:

A.	Information Required for Filings and Searches for Prior Filings.

1.	Jurisdiction of Organization. The Canadian Grantor is a [corporation] organized under the laws of ___________.

2.	Name. The exact [corporate] name of the Canadian Grantor as it appears in its [certificate of incorporation] is as follows:

3.	Prior Names.

(a)	Set forth below is each other [corporate] name that the Canadian Grantor has had during the past three (3) years together with the date of the relevant change:

(b)	Except as set forth in Schedule hereto, the Canadian Grantor has not changed its corporate structure[6] in any way within the past three (3) years.

(c)	None of the Canadian Grantor’s Collateral was acquired from another Person within the past three (3) years, except:

(i)	property sold to the Canadian Grantor by another Person in the ordinary course of such other Person’s business;

(ii)	property with respect to which the Canadian Transaction Liens are to be perfected by taking possession or control thereof; or

(iii)	property acquired in transactions described in Schedule hereto.

[6]	Changes in corporate structure would include mergers and consolidations, as well as any change in the Canadian Grantor’s form of organization. If any such change has occurred, include in Schedule the information required by Part A of this certificate as to each constituent party to a merger or consolidation and any other predecessor organization.

Exh. B - 1

EXECUTION COPY

B.	Additional Information Required for Searches for Prior Filings.

1.	Current Locations.

(a)	The chief executive office of the Canadian Grantor is located at the following address:

Mailing Address	Province

(b)	The domicile of the Canadian Grantor under the laws of the Province of Quebec is:

Mailing Address	Province

The Canadian Grantor [does] [does not] have a place of business in another province.

(c)	The following are all of the places of business of the Canadian Grantor not identified above:

Mailing Address	Province

(d)	The following are all the locations not identified above where the Canadian Grantor maintains any Inventory:

Mailing Address	Province

(e)	The following are the names and addresses of all Persons (other than the Canadian Grantor) that have possession of any of the Canadian Grantor’s Inventory:

Mailing Address	Province

Exh. B - 2

EXECUTION COPY

IN WITNESS WHEREOF, I have hereunto set my hand this      day of             ,

[COMPANY NAME]

By:
Name:
Title:

Exh. B - 3